August 7, 2012
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS SECOND QUARTER 2012 RESULTS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) recorded a net loss of $0.08 per share for the second quarter of 2012, compared to net income of $0.09 per basic share for the second quarter of 2011.  Consolidated net loss was $3.7 million for the second quarter of 2012, compared to consolidated net income of $4.1 million for the prior-year quarter.  The loss during the current quarter was primarily due to the recognition by the construction services segment of $13 million of costs in excess of revenues (pretax) associated with a large fixed-price pipe replacement contract.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, President and Chief Executive Officer, “Recognition of a $13 million loss on a large NPL contract reduced earnings by approximately $0.18 per share in the second quarter of 2012.  This contract, which is limited to a single operating area, was over 80% complete at June 30, 2012 and the total expected loss on the contract has been recognized.  NPL’s other operating areas continued to perform very well.”  As it relates to the natural gas segment, Shaw noted that “Operating income for the natural gas segment improved by $2.1 million, or 15%, compared to the prior-year quarter.  However, this operating improvement was more than offset by a decline in the cash surrender values of COLI policies in the second quarter of 2012, due to

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unfavorable stock market returns.”  Shaw concluded by saying “During the second half of the year, we anticipate that NPL will get back on track and the gas segment will continue to benefit from recently granted rate relief.  In addition, our rate case in Nevada remains on schedule and should conclude prior to year end.”

For the twelve months ended June 30, 2012, consolidated net income was $114.9 million, or $2.50 per basic share, compared to $112.8 million, or $2.47 per basic share, during the twelve-month period ended June 30, 2011.  The current twelve-month period reflects a $13 million pretax loss on the NPL fixed-price contract and an $800,000 decline in cash surrender values (net of recognized death benefits) related to company-owned life insurance (“COLI”) policies.  The prior twelve-month period included a $16.7 million ($0.37 per share) increase in COLI cash surrender values and net death benefits.
Natural Gas Operations Segment Results
Second Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $8 million in the second quarter of 2012 compared to the second quarter of 2011.  Rate relief in Arizona provided an approximate $5 million increase in operating margin.  Weather changes between quarters accounted for a $2 million increase as warmer-than-normal temperatures were experienced in the prior-year quarter.  With a new rate decoupling mechanism in Arizona, effective January 2012, weather is not expected to be a significant factor in operating margin overall.  New customers contributed an

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incremental $1 million in operating margin during the second quarter of 2012, as approximately 19,000 net new customers were added during the last twelve months.

Operating expenses for the quarter rose $5.5 million, or 4%, compared to the second quarter of 2011, primarily due to increases in general costs, employee-related costs including pension expense, and depreciation expense resulting from additional plant in service, partially offset by lower property taxes.

Other income, which principally includes changes in the cash surrender values of COLI policies and non-utility expenses, declined $4.3 million between periods.  In the current quarter, cash surrender values of COLI policies declined $1.9 million ($0.04 per share), while the prior-year quarter included a net positive impact of $2.6 million ($0.06 per share) on other income, resulting from net death benefits recognized and COLI cash surrender value changes.  Net interest deductions increased $873,000 between quarters.  In March 2012, Southwest issued $250 million of 3.875% Senior Notes primarily for the purpose of repaying $200 million of 7.625% Senior Notes that matured in May 2012.  Both borrowings were outstanding for a period during the second quarter of 2012 (prior to the due date of the maturing notes), which temporarily increased borrowing costs.

Twelve Months to Date
Operating margin increased $33 million between periods primarily due to $27 million of rate relief in Arizona.  Customer growth contributed $4 million toward the increase.

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Other net differences, including weather impacts, accounted for $2 million of the increase in operating margin.

Operating expenses increased $14.8 million, or 3%, between periods, principally due to an increase in depreciation expense resulting from additional plant in service.  Higher general costs and employee-related costs including pension expense, as well as higher Arizona property taxes, contributed to the increase.  These cost increases were partially offset by favorable claims experience under Southwest’s self-insured medical plan during the fourth quarter of 2011.

Other income declined $15 million between periods, primarily due to a significant decrease in COLI-related income.  Net interest deductions decreased $4.4 million between the twelve-month periods primarily due to cost savings from debt refinancing, and reduced interest rates associated with variable-rate debt (including reductions relating to an interest tracking mechanism).

Southwest Gas Corporation provides natural gas service to 1,858,000 customers in Arizona, Nevada, and California.
This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, results of NPL fixed-price contracts, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2012	2011

Consolidated Operating Revenues	$409,768	$388,505

Net Income (Loss)	$(3,676)	$4,055

Average Number of Common Shares Outstanding	46,114	45,864

Basic Earnings (Loss) Per Share	$(0.08)	$0.09

Diluted Earnings (Loss) Per Share	$(0.08)	$0.09

SIX MONTHS ENDED JUNE 30,	2012	2011

Consolidated Operating Revenues	$1,067,413	$1,016,945

Net Income	$75,243	$72,604

Average Number of Common Shares Outstanding	46,091	45,814

Basic Earnings Per Share	$1.63	$1.58

Diluted Earnings Per Share	$1.62	$1.57

TWELVE MONTHS ENDED JUNE 30,	2012	2011

Consolidated Operating Revenues	$1,937,656	$1,792,740

Net Income	$114,926	$112,766

Average Number of Common Shares Outstanding	45,996	45,656

Basic Earnings Per Share	$2.50	$2.47

Diluted Earnings Per Share	$2.48	$2.45

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,		JUNE 30,
	2012	2011	2012	2011	2012	2011

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(3,368)	$199	$75,998	$68,214	$99,204	$98,380
Contribution to net income (loss) - construction services	(308)	3,856	(755)	4,390	15,722	14,386
Net income (loss)	$(3,676)	$4,055	$75,243	$72,604	$114,926	$112,766

Basic earnings (loss) per share	$(0.08)	$0.09	$1.63	$1.58	$2.50	$2.47
Diluted earnings (loss) per share	$(0.08)	$0.09	$1.62	$1.57	$2.48	$2.45

Average outstanding common shares	46,114	45,864	46,091	45,814	45,996	45,656
Average shares outstanding (assuming dilution)	-	46,299	46,504	46,239	46,423	46,091

Results of Natural Gas Operations
Gas operating revenues	$255,917	$273,414	$786,630	$827,267	$1,362,729	$1,419,396
Net cost of gas sold	91,959	117,055	334,706	400,861	547,334	637,045
Operating margin	163,958	156,359	451,924	426,406	815,395	782,351
Operations and maintenance expense	91,884	88,708	187,734	179,658	366,574	360,961
Depreciation and amortization	46,373	43,476	92,665	87,357	180,561	172,971
Taxes other than income taxes	9,734	10,296	20,465	20,165	41,249	39,652
Operating income	15,967	13,879	151,060	139,226	227,011	208,767
Other income (deductions)	(2,747)	1,525	2,686	1,289	(4,007)	11,012
Net interest deductions	18,026	17,153	35,003	34,981	68,799	73,208
Income (loss) before income taxes	(4,806)	(1,749)	118,743	105,534	154,205	146,571
Income tax expense (benefit)	(1,438)	(1,948)	42,745	37,320	55,001	48,191
Contribution to net income (loss) - gas operations	$(3,368)	$199	$75,998	$68,214	$99,204	$98,380

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
JUNE 30, 2012

FINANCIAL STATISTICS
Market value to book value per share at quarter end	157%
Twelve months to date return on equity -- total company	9.2%
-- gas segment	8.4%
Common stock dividend yield at quarter end	2.7%
Customer to employee ratio at quarter end (gas segment)	831 to 1

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,116	8.95%	9.50%
Southern Nevada	819,717	7.40	10.15
Northern Nevada	116,584	8.29	10.15
Southern California	143,851	6.42	9.88
Northern California	52,285	8.50	9.88
South Lake Tahoe	11,815	8.50	9.88
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,
(In dekatherms)	2012	2011	2012	2011
Residential	44,546,651	47,156,075	69,267,102	70,068,784
Small commercial	16,298,789	18,247,627	28,443,512	30,124,722
Large commercial	6,909,806	6,361,911	11,773,476	11,365,742
Industrial / Other	2,423,387	2,736,932	4,707,242	5,615,047
Transportation	47,098,214	47,483,477	93,769,140	98,175,205
Total system throughput	117,276,847	121,986,022	207,960,472	215,349,500

HEATING DEGREE DAY COMPARISON
Actual	1,286	1,381	1,906	1,932
Ten-year average	1,324	1,337	1,874	1,877

Heating degree days for prior periods have been recalculated using the current period customer mix.